Exhibit (a)(5)(i)

National Patent Development Corporation Completes Tender Offer
for Five Star Products, Inc.

NEW YORK, NY (August 27, 2008)—National Patent Development Corporation (OTC Bulletin Board: NPDV.OB) today announced the successful completion of its cash tender offer through its wholly-owned subsidiary, NPDV Acquisition Corp., to purchase all outstanding shares of common stock of Five Star Products, Inc. (OTC Bulletin Board: FSPX.OB) not already owned by National Patent, NPDV Acquisition Corp. or their subsidiaries.

The tender offer expired at 12:00 Midnight, New York City time, on Tuesday, August 26, 2008.  Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, as a result of the tender offer, National Patent will own approximately 93% percent of the outstanding shares of common stock of Five Star.  All shares validly tendered, and not withdrawn, prior to the expiration of the tender offer have been accepted for purchase by NPDV Acquisition Corp. at a purchase price of $0.40 per share, in cash, for each share tendered, for an aggregate purchase price of approximately $1,028,000.  National Patent intends to make prompt payment to Computershare for the shares properly tendered and accepted, and in the case of shares tendered by guaranteed delivery procedures, after timely delivery of shares and required documentation. Computershare will promptly issue payment for such shares validly tendered and accepted for purchase under the tender offer.

Pursuant to the Tender Offer and Merger Agreement, dated as of June 26, 2008, by and among National Patent, NPDV Acquisition Corp. and Five Star, National Patent and Five Star intend that NPDV Acquisition Corp. will merge with and into Five Star, and Five Star will continue as the surviving corporation, wholly-owned by National Patent.  Shares of Five Star common stock outstanding immediately prior to the effective time of the merger (other than shares held by National Patent, Five Star and NPDV Acquisition Corp., all of which will be cancelled and retired and shall cease to exist, and shares held by stockholders who have validly exercised their appraisal rights under the Delaware General Corporation Law), will be converted in the merger into the right to receive the same cash price per share paid in the tender offer.  In accordance with applicable law, the merger will be completed without a vote of Five Star’s stockholders due to the amount of shares acquired during the tender offer.  It is anticipated that the merger will occur as promptly as practicable.

About National Patent

National Patent, a Delaware corporation, owns and operates a home improvement distribution business through Five Star, and also owns certain other assets, including real estate.

About Five Star

Five Star, a Delaware corporation, is engaged in the wholesale distribution of paint sundry and hardware products in the Northeast and Middle-Atlantic states with particular strength in the greater New York metropolitan area. Five Star distributes products to approximately 3,000 independent retail dealers, which include paint stores, independent hardware stores, lumber yards, and do-it-yourself centers. Five Star distributes a range of private label products sold under the “Five Star” name. Five Star operates two distribution centers, the primary one located in East Hanover, NJ and another in Newington, CT.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the ability to complete the transaction considering the various closing conditions; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Investors and security holders are cautioned not to place undue reliance on these forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties.  Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the merger; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in the tender offer documents previously filed by National Patent with the Securities and Exchange Commission and the Solicitation/Recommendation Statement previously filed by Five Star. National Patent and Five Star undertake no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Contact:
National Patent Development Corporation
John Belknap, 646-742-1627